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FOR IMMEDIATE RELEASE
For Further Information
Contact:  Angela D. Toppi
Executive Vice President & CFO
203/853-4321




                   TRANS-LUX ANNOUNCES FIRST QUARTER RESULTS

NORWALK, CT, May 12, 2005 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and owner/operator of cinemas, today reported financial results for the first quarter ended March 31, 2005. Trans-Lux President and Co-Chief Executive Officer Michael R. Mulcahy made the announcement.

First Quarter 2005
For the three-month period, revenues totaled $11.6 million, down from $12.3 million during the same period in 2004, mainly as a result of the decrease in equipment rentals and maintenance revenues of the Company. The Company posted a loss from continuing operations of $422,000 (-$0.33 per share), down from $23,000 in net income ($0.02 per share) during the same period in 2004 and cash flow, as defined by EBITDA, decreased to $2.7 million from $3.4 million quarter to quarter.

Many factors impact Trans-Lux's quarterly results. Due to the Company's changing business structure and the loss of equipment rentals and maintenance contracts it has been experiencing, which tend to smooth out quarterly results, the Company's quarterly results will fluctuate based on the level of specific equipment sales. "This quarter was impacted by the decrease in revenues from equipment rentals, continuing softness of general market conditions and the traditional seasonality of several of our divisions' businesses, such as that of Entertainment/Real


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Trans-Lux / 2


Estate and the catalog sports sector of the Outdoor Display division," said Mr. Mulcahy. "However, we continued to strengthen our core businesses and new sales areas through increased marketing and sales initiatives to address our changing business structure." The Company is also focusing on ways to improve manufacturing efficiencies to help benefit the bottom line.

The Company continues to have in excess of $10 million in available cash and up to $11.2 million in available credit for working capital and debt repayment.

Entertainment/Real Estate
Revenues for the Entertainment/Real Estate division declined quarter over quarter but still yielded a strong profit margin of 35%. "Last year's first quarter included revenues from the high grossing The Passion of the Christ," noted Executive Vice President and Co-Chief Executive Officer Thomas Brandt. Notable films for the first quarter of 2005 included Meet the Fockers, Million Dollar Baby, The Pacifier, Robots and Hitch.

Display Division
While the financial services market remains slow for the Indoor Display division, disconnects of existing rental installations continued at a slower pace than past quarters. Equipment sales were lower due to the timing of the closing of orders, but the sales backlog at March 31, 2005 was higher versus 2004, which should benefit the division in the second and third quarters. Other factors that influenced the Company's bottom line during the first quarter included higher variable interest costs despite lowered debt levels and a foreign currency loss.

The Company recently secured several international orders with various foreign financial exchanges, including a significant new order from the National Stock Exchange of Mumbai, India that included curved DataWall (R) and tricolor GraphixWall (R) displays to be located in administrative and public areas. The Company also obtained several additional orders for trading room displays including DataWall, LED Jet (R) and plasma displays for firms in various segments of the financial services market in the U.S.


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Trans-Lux / 3


Other sectors of the Indoor Display division received additional orders from a major food retailer for a regional rollout program of in-store promotional displays, as well as from a national HMO for DataWall and VisionWriter (R) displays for pharmacy waiting room applications. Additional sales of display applications for business school classroom applications continued during the quarter.

The Outdoor Display division turned in an improved performance quarter over quarter, improving its top line as a result of increased sales of its new outdoor, full matrix LED CaptiVue (TM) product line. Notable orders for CaptiVue message centers included a department of the U.S. government, where the displays will be mounted over highway lanes and along the roadside to provide lane status information and messaging. The Company also won an order from the Advocate Medical Campus Southwest in Chicago through one of the Company's resellers, ASI Modulex, for a curved CaptiVue display to fit the design of a monument structure.

Trans-Lux was also awarded a contract with the Virginia Beach Convention Center for multiple LED GraphixWall displays over their ticket booths and an outdoor double-faced, full color RainbowWall (R) video display to promote upcoming events at the facility. The Company's catalog sports sector continues to perform to expectations and had a higher sales backlog at March 31, 2005 than the backlog at March 31, 2004.

During the quarter the Company also strengthened its sales and marketing potential by entering into a joint supplier agreement with Barco, a leading provider of display solutions for professional/collegiate sports markets and commercial markets worldwide. Under the agreement, Trans-Lux will distribute Barco's line of advanced LED video display products to its catalog sports market, and Barco will become a worldwide distributor of Trans-Lux monochrome and tricolor LED digital displays. The agreement expands Trans-Lux's product line with high-quality video for the catalog sports market and opens up a new distribution channel for the Company due to Barco's strong international market presence.


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Trans-Lux / 4


Trans-Lux is a worldwide, full-service provider of integrated multimedia systems for today's communications environments. The essential elements of these systems are real-time, programmable electronic information displays we manufacture, distribute and service. Designed to meet the evolving communications needs of both the indoor and outdoor markets, these displays are used primarily in applications for the financial, banking, gaming, corporate, transportation, entertainment and sports industries. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States.

(Table of Operations attached)

                                      ###


Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.


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Trans-Lux / 5

                                         TRANS-LUX CORPORATION

                                         RESULTS OF OPERATIONS
                                              (Unaudited)
<CAPTIONS>
                                                            THREE MONTHS ENDED
                                                                 MARCH 31
                                                          ---------------------
(In thousands, except per share data)                        2005          2004
                                                          ---------------------
Revenues                                                  $11,649       $12,329

Net income (loss):
 Income (loss) from continuing operations                    (422)           23
 Income from discontinued operation (1)                         -            15
                                                          ---------------------
Net income                                                   (422)           38

Calculation of EBITDA - add:
 Interest expense, net                                        946           915
 Provision for (benefit of) income taxes                     (262)           19
 Depreciation and amortization                              2,396         2,444
 Effect of discontinued operation (1)                           -            25
                                                          ---------------------
EBITDA (2)                                                $ 2,658       $ 3,441



Earnings (loss) per share - basic and diluted:
 Continuing operations                                    $ (0.33)      $  0.02
 Discontinued operation (1)                                     -          0.01
                                                          ---------------------
Earnings per share - basic and diluted                    $ (0.33)      $  0.03
                                                          =====================


Average common shares outstanding - basic
 and diluted                                                1,261         1,261


(1) Discontinued operation represents the Australian subsidiary, which was sold in April 2004.

(2) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.